Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.
THIRD AMENDMENT TO NOVATED DISTRIBUTION AGREEMENT
This third amendment (“Amendment”) to the novated Distribution Agreement (the “Agreement”) dated as of September 30, 2021, by and among Trust for Professional Managers (“Fund Company”), CrossingBridge Advisors, LLC (“Adviser”) and Quasar Distributors, LLC (“Quasar”) is entered into as of August 1, 2025 (the “Effective Date”).

WHEREAS, Fund Company, Adviser and Quasar (“Parties”) desire to amend Exhibit B to the Agreement to reflect an updated fee schedule; and

WHEREAS, Section 11.B of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.Exhibit B to the Agreement is hereby deleted in its entirety and replaced by Exhibit B attached hereto which reflects an updated fee schedule.

3.Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.
4.This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Wisconsin.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

TRUST FOR PROFESSIONAL MANAGERS    QUASAR DISTRIBUTORS, LLC

By:    /s/ Jennifer Lima        By:    /s/ Teresa Cowan     Name/title: Jennifer Lima, President            Teresa Cowan, President

CROSSINGBRIDGE ADVISORS, LLC
By:    /s/ John Conner     Name/title: John Conner, Authorized Agent

Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.
EXHIBIT B TO THE NOVATED DISTRIBUTION AGREEMENT
Effective as of August 1, 2025

Name	Price		Term
Legal Underwriting - Mutual Fund	Asset fee[1] breakdown:		Annually recurring
	$[ ] to $[ ]:	[ ] basis point
	$[ ] to $[ ]:	[ ] basis point
	Over $[ ]:	[ ] basis point
Subject to an annual minimum fee of $[ ] per Fund
Review of Fund Marketing Material	[ ]
Rule 12b-1 processing	$[ ] Fee per Fund		[ ]
1Asset Fee based on total assets in the Funds (calculated and billed monthly).
Recurring fees are subject to standard [ ]% annual increase, following the second-year anniversary of the initial term.
Fund Company shall reimburse Quasar for all reasonable out-of-pocket expenses. Out-of-pocket expenses include FINRA filing fees; compliance staff travel; communications; postage and delivery service fees; reproduction and record storage fees.